CERTIFICATE OF DESIGNATIONS

                                       OF

                     SERIES B 7% CONVERTIBLE PREFERRED STOCK

                                       OF

                      EDUCATIONAL VIDEO CONFERENCING, INC.
                     (Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware)



         EDUCATIONAL VIDEO CONFERENCING, INC., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the "BOARD") by Article FOURTH of the Certificate of Incorporation of the Corporation as amended (the "CERTIFICATE OF INCORPORATION") and Section 151 of the Delaware General Corporation Law, the Board has duly adopted the following resolutions, which are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Corporation's By-Laws.

         RESOLVED, that the Board hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to, a series of Preferred Stock, as follows:

     1.  DEFINITIONS.

         Whenever used in this Certificate of Designations, the terms defined in this Section 1 have the following respective meanings:

         "ADDITIONAL SECURITIES" is defined in Section 18(b)

         "AUTOMATIC CONVERSION DATE" is defined in Section 8(a).

         "BINDING COURT" is defined in Section 19(a).

         "BOARD" means the Board of Directors of the Corporation.

         "BUSINESS DAY" means a day other than Saturday, Sunday, or any day on which banks located in the State of New York are authorized or obligated to close.

         "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of the Corporation as amended prior to or following the filing in Delaware of this Certificate of Designations.

         "CHANGE OF CONTROL" means the issuance by the Corporation, following the Closing Date, of its securities for cash and/or indebtedness, for a price below the Conversion Price, under circumstances that would require the Corporation to report such issuance in a proxy or information statement distributed by the Corporation pursuant to
Section 14 of the Exchange ACA in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act or otherwise adopted.

         "CLOSING DATE" means the date this Certificate of Designations is filed Delaware.

         "COMMON STOCK" means shares of common stock, par value $.0001 per share, of the Corporation.

         "CONVERSION DATE" means an Optional Conversion Date or the Automatic Conversion Date, as applicable.

         "CONVERSION NOTICE" is defined in Section 7(b).

         "CONVERSION PRICE" means on any Conversion Date (i) prior to the first anniversary of the Closing Date, the Initial Conversion Price and (ii) on and after the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date, the Reset Conversion Price, in each case, subject to adjustments, if any, pursuant to Section 11.

         "CORPORATION" means Educational Video Conferencing, Inc., a Delaware corporation.

         "CURRENT MARKET PRICE" means the 10-day average closing bid prices as reported on NASDAQ for the period of 10 consecutive Trading Days ending on the date of determination; PROVIDED, HOWEVER, if the Common Stock is not listed or admitted to trading on NASDAQ, as reported on the principal national security exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading, or if not, quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be; or, if not listed or admitted for trading on any national securities exchange or quoted in the over-the-counter market, the Fair Value on such date.

         "DIVIDEND PAYMENT DUE DATE" means June 30 and December 31 of each year.

         "DIVIDEND PERIOD" means the semi-annual period commencing on and including the Issue Date or, if a dividend has previously been paid, the day after the immediately preceding Dividend Payment Due Date and ending on and including the immediately subsequent Dividend Payment Due Date.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED SHARES" means:

         (a) (i) shares of Common Stock issuable upon the exercise of the Warrants and other warrants of the Corporation that are outstanding on the Closing Date and (ii) such number of additional shares as may become issuable upon the exercise of the Warrants and such other warrants by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Warrants and other warrants as in effect on the Closing Date;

         (b) (i) shares of Common Stock issuable upon the exercise of options or warrants granted or issued by the Corporation to its employees, officers, directors, consultants and advisors, up to a maximum number of such shares issuable at any point in time while shares of Series B Preferred are outstanding that does not exceed 17.5% of the then issued and outstanding shares of Common Stock; provided, in each such case, that the exercise price for any such share shall not be less than 85% of the fair market value, determined in good faith by the Board of the Common Stock on the date of grant or issuance (the "MINIMUM
PRICE"), and (ii) such additional number of shares as may become issuable pursuant to the terms of any such options or warrants by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities in order to reflect any subdivision or combination of Common Stock, by reclassification or otherwise, or any dividend on Common Stock payable in Common Stock and anti-dilution adjustments that do not adjust the exercise price below the Minimum Price;

         (c) shares of Common Stock issuable upon exercise of warrants issued to equipment lessors, banks or other institutional credit financing sources of the Corporation in connection with the provision of financing or the rendering of other services to the Corporation up to a maximum number of shares issuable at any point in time while shares of Series B Preferred are outstanding that does not exceed 5% of the then issued and outstanding shares of Common Stock; provided, in each such case, that the exercise or purchase price for any such share shall not be less than Minimum Price, and (ii) such additional number of shares as may become issuable pursuant to the terms of any such options or warrants by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities in order to reflect any subdivision or combination of Common Stock, by reclassification or otherwise, or any dividend on Common Stock payable in Common Stock and anti-dilution adjustments that do no adjust the exercise price below the Minimum Price.

         "FAIR VALUE" shall mean as determined in good faith jointly by the Corporation and the Holder; PROVIDED HOWEVER, that if such parties are unable to reach agreement within a reasonable period of time, the Fair Value shall be determined in good faith by an independent investment banking firm selected jointly by the Corporation and the Holder or, if that selection cannot be made within ten days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules; and PROVIDED FURTHER that the Corporation shall pay all of the fees and expenses of any third parties incurred in connection with determining the Fair Value.

         "HOLDER" means a Person to whom or which the Series B Preferred Stock is originally issued, or any Person or Persons to whom the Series B Preferred Stock is subsequently transferred on the books of the Corporation in accordance with the provisions hereof.

         "HOLDERS' PUT" is defined in Section 14(a).

         "INITIAL CONVERSION PRICE" means $13.50.

         "INITIAL HOLDERS" is defined in Section 18(b).

         "ISSUE DATE" means, as to any share of Series B Preferred Stock, the date of issuance of such share.

         "JUNIOR SECURITIES" means all capital stock of the Corporation other than Series B Preferred and Parity Preferred.

         "MAXIMUM ISSUANCE AMOUNT" is defined in Section 19(b).

         "MINIMUM PRICE" is defined in the definition of Excluded Shares.

         "NASDAQ" means the NASDAQ SmallCap Market or the NASDAQ National Market, as applicable.

         "OPTIONAL CONVERSION DATE" is defined in section 7(c).

         "OTHER SECURITIES" is defined in Section 18(a).

         "PARITY PREFERRED" means the shares of any class or series of the Corporation which, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Series B Preferred in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and/or shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Series B Preferred in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

         "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

         "PUT NOTICE" is defined in Section 14(b).

         "PUT PRICE" is defined in Section 14(a).

         "PUT REDEMPTION DATE" is defined in Section 14(b).

         "RESET CONVERSION PRICE" means, on the first anniversary of the Closing Date, the lower of the Initial Conversion Price and the Current Market price, but not less than 50% of the Initial Conversion Price.

         "SERIES A PREFERRED" means the shares of Series A 7.5% Convertible Preferred Stock of the Corporation that was created prior to the Closing Date.

         "SERIES B PREFERRED" means the Series B 7% Convertible Preferred Stock created by this Certificate of Designations.

         "6TH MONTH ANNIVERSARY" is defined in Section 18(a).

         "SECTION 16 DETERMINATION DATE" is defined in Section 19(a).

         "SECTION 16 REDEMPTION SHARES" is defined in Section 19(a).

         "STATED VALUE" is defined in Section 2.

         "TRADING DAY" means any day on which (a) purchases and sales of securities authorized for quotation on NASDAQ are reported thereon, (b) no event which results in a material suspension or limitation of trading on the Common Stock on NASDAQ has occurred and (c) at least one bid for the trading of Common Stock is reported on NASDAQ. For the purposes of this definition only, references to NASDAQ mean the applicable over-the-counter market or national securities exchange referred to in the definition of Current Market Price.

         "WARRANTS" means the Common Stock Purchase Warrants issued to the Holders of Series B Preferred by the Corporation in connection with their purchase of Series B Preferred shares.

     2.  DESIGNATION; AMOUNT; STATED VALUE.

         From the Corporation's 1,000,000 authorized shares of Preferred Stock, par value $.0001 per share, 200,000 shares are hereby designated Series B 7% Convertible Preferred Stock, with the rights, preferences, privileges and restrictions specified herein. Each share of Series B Preferred shall have a stated value of $100 (the "STATED VALUE") and all shares of Series B Preferred shall have an aggregate stated value of $20,000,000.

     3. RANK. The Series B Preferred shall rank senior as to dividends, liquidation and voting rights to all capital stock of theCorporation and, PARI-PASSU, with Parity Preferred.

     4.  DIVIDENDS.

         (a) The Holders of the Series B Preferred shall be entitled to receive cash dividends, as and when declared by the Board, out of funds legally available therefor, at a rate per annum, equal to 7% of the Stated Value. Dividends shall be payable semi-annually in arrears on June 30 and December 31 of each year, commencing December 31, 2000, subject to Section 4(d). Dividends shall accrue from the Issue Date and shall be cumulative.

         (b) A Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series B Preferred.

         (c) So long as any shares of Series B Preferred are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation) for any consideration by the Corporation, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Junior Securities, unless in each case
(i) the full cumulative dividends required to be paid in cash on all outstanding shares of Series B Preferred shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred.

         (d) Shares of Series B Preferred that are converted into the Common Stock or redeemed, as provided herein, shall not accrue dividends following the date the conversion or redemption is deemed effected and all accrued and unpaid dividends, as of such date, shall be paid at the time of conversion or redemption.

     5. LIQUIDATION PREFERENCE. In the event of a (i) liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or (ii) merger or consolidation of the Corporation with another entity (where the Corporation is not the survivor) or (iii) sale or other disposition (which shall not be deemed to include a mortgage, pledge or other lien or encumbrance) of all or substantially all of the assets of the Corporation in one or more related transactions, the Holders of the Series B Preferred shall be entitled to receive ratably in full, out of lawfully available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount in cash per outstanding share of Series B Preferred equal to the sum of 100% of the Stated Value and all dividends (whether or not declared) accrued and unpaid thereon, as of the date of final distribution to such Holders or the date of consummation of the event specified in clauses (ii) and (iii) of this Section 5, before any payment shall be made or any assets distributed to the holders of any Junior Securities. If the amount available for such payment to the holders of Series B Preferred shall not be sufficient to pay in full the amounts payable on the
Series B Preferred, the holders of Parity Preferred shall share in the distribution of the amount available in proportion to the respective preferential amounts to which each is entitled.

     6. VOTING RIGHTS. Except as provided below, the Series B Preferred shall have no voting rights, except as required by the Delaware General Corporation Law.

     7.  OPTIONAL CONVERSION RIGHTS.

         (a) At any time prior to the third anniversary of the Issue Date, shares of Series B Preferred shall be convertible, in whole or in part, at the option of the Holder, into the number of fully paid and non-assessable shares of the Common Stock as equals the quotient of the aggregate Stated Value of Series B Preferred duly surrendered for conversion divided by the Conversion Price.

         (b) In order to exercise the conversion rights set forth herein, a Holder of Series B Preferred shall surrender the certificate(s) representing such shares, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or the Corporation's transfer agent for its Common Stock, or at such other office as the Corporation may designate, and shall give written notice to the Corporation, that states such Holder elects to convert the Series B Preferred or a specified portion thereof, and sets forth the name or names in which the certificate(s) for shares of Common Stock are to be issued (the "CONVERSION NOTICE"); PROVIDED, HOWEVER, that nothing in this Certificate of Designations shall be deemed to permit any Holder of Series B Preferred to designate another person to be the holder of Common Stock issuable upon conversion of the Series B Preferred if the issuance to such other person would violate federal or state securities laws. Within 10 Business Days after receipt of the Conversion Notice, surrender of the certificate(s) (or if such certificate(s) cannot be found, an affidavit of loss and indemnity in customary form) representing the Series B Preferred and payment by the Holder of any applicable transfer or similar taxes, the Corporation shall issue and deliver (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, in the name or names and to the address or addresses specified in the Conversion Notice, subject to any such restrictions on transferability and (ii) a check or checks in payment for any fractional shares pursuant to Section 16 and any accrued and unpaid dividends as of the Optional Conversion Date. The Corporation shall cancel the certificate(s) for Series B Preferred upon the surrender thereof and shall execute and deliver a new certificate for Series B Preferred representing the balance, if any, of the number of shares evidenced by such certificate(s) not so converted. Each Conversion Notice shall constitute a contract between the holder of shares of Series B Preferred and the Corporation whereby the holder of such shares shall be deemed to subscribe for the amount of Common Stock which such holder shall be entitled to receive upon such conversion and whereby the Corporation shall be deemed to agree that the surrender of the certificate(s) therefor and the payment of any applicable transfer or similar taxes shall constitute full payment of such subscription for Common Stock to be issued upon such conversion.

         (c) A conversion of the Series B Preferred shall be deemed to have been effected at the close of business on the date on which the Conversion Notice shall have been received by the Corporation, the certificate or certificates for Series B Preferred shall have been surrendered as provided above and the Corporation shall have received payment of any applicable transfer taxes (the "OPTIONAL CONVERSION DATE"). On the Optional Conversion Date, the Holder thereof shall cease to be a stockholder with respect to the Series B Preferred then being converted and all rights whatsoever with respect to such shares shall terminate (except the rights of the holder to receive shares of Common Stock and cash in respect of fractional shares and to receive accrued and unpaid dividends, and the Person(s) in whose name any certificate(s) for Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares represented thereby for all purposes.

     8.  AUTOMATIC CONVERSION.

         (a) On the third anniversary of the Issue Date (the "AUTOMATIC CONVERSION DATE") all Series B Preferred outstanding shall be automatically converted into the number of fully paid and non-assessable shares of Common Stock as equals the quotient of the aggregate Stated Value of the outstanding Series B Preferred divided by the lower of the Reset Conversion Price and the Current Market Price on the Automatic Conversion Date, but not less than 50% of the Reset Conversion Price.

         (b) At the opening of business on the Automatic Conversion Date, each Holder of Series B Preferred shall cease to be a stockholder with respect thereto and all rights whatsoever with respect to such shares shall terminate (except the rights of the Holder to receive shares of Common Stock and cash in respect of fractional shares and to receive accrued and unpaid dividends as of the Automatic Conversion Date) and the Person(s) in whose name any certificate(s) for Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares represented thereby for all purposes. Within five Business Days after receipt by the Corporation of a Holder's certificate(s) (or if such certificate(s) cannot be found, an affidavit of loss and indemnity in customary form) representing the Series B Preferred converted pursuant to this Section 8 and payment by the Holder of any applicable transfer or similar taxes, the Corporation shall issue and deliver (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, in the name or names and to the address or addresses specified by the Holder, subject to compliance with applicable federal and state securities laws, and (ii) a check in payment for any fractional shares pursuant to Section 16, and any accrued and unpaid dividends.

     9. STOCK SPLITS AND DIVIDENDS. If after the Issue Date, the Corporation subdivides the Common Stock, by split-up or otherwise, or combines the Common Stock, or issues additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares issuable on the conversion of the Series B Preferred shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Conversion Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend or proportionately increased in the case of a combination.

     10. MERGERS AND RECLASSIFICATIONS. If after the Issue Date, there shall be any reclassification or recapitalization of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section
9), or any consolidation of the Corporation with, or merger of the Corporation into, another corporation or other business organization (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or recapitalization of the Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Corporation, then, as a condition of such reclassification, recapitalization, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Corporation or its successor, in form reasonably satisfactory to the Holders of Series B Preferred, shall be delivered to each such Holder, so that the Holder shall thereafter have the right to convert each share of Series B Preferred into the kind and amount of shares of stock and other securities and property which the Holder would have been entitled to receive upon conversion of Series B Preferred if such conversion had occurred immediately prior to such reclassification, recapitalization, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Conversion Price) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

     11. ADJUSTMENTS FOR ISSUANCES BELOW THE CONVERSION PRICE.

         (a) In case the Corporation shall at any time or from time to time, after the Issue Date, issue or sell any shares of Common Stock in a transaction that is exempt from the registration requirements of the Securities Act (other than issuances of (i) Excluded Shares and (ii) securities in transactions to which Sections 9 or 10 apply) for a consideration per share less than the Conversion Price immediately prior to the time of such issue or sale, or pay any dividend or make any other distribution upon the Common Stock payable in cash, property or securities of the Corporation other than Common Stock or securities of a corporation other than the

Corporation, then forthwith upon such issue or sale, or upon the payment of such dividend or the making of such other distribution, as the case may be, the Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale or the payment of such dividend or the making of such other distribution, multiplied by the Conversion Price in effect immediately prior to such event plus (y) the consideration, if any, received by the Corporation upon such issue or sale minus (z) the amount of such dividend or other distribution in respect of the Common Stock, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale or dividend or other distribution.

         (b) For the purpose of this Section 11, the following provisions shall also be applicable:

             A. In case the Corporation shall in any manner offer any rights to subscribe for or to purchase shares of Common Stock, or grant any options for the purchase of shares of Common Stock, at a price less than the Conversion Price in effect immediately prior to the time of the offering of such rights or the granting of such options, as the case may be, all shares of Common Stock which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the Common Stock covered thereby, plus the consideration received by the Corporation for such rights or options, shall be deemed to be the consideration actually received by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issue or sale of such shares.

             B. In case the Corporation shall in any manner issue or sell any shares of any class or obligations directly or indirectly convertible into or exchangeable for shares of Common Stock and the initial price per share for which Common Stock is deliverable upon such conversion or exchange (determined by dividing (x) the total minimum amount received or receivable by the Corporation in consideration of the issue or sale of such convertible or exchangeable shares or obligations, plus the total minimum amount of premiums, if any, payable to the Corporation upon conversion or exchange, by (y) the total number of shares of Common Stock necessary to effect the conversion or exchange of all such convertible or exchangeable shares or obligations) shall be less than the Conversion Price immediately prior to the time of such issue or sale, then such issue or sale shall be deemed to be an issue or sale (as of the date of issue or sale of such convertible or exchangeable shares or obligations) of the total maximum number of shares of Common Stock necessary to effect the conversion or exchange of all such convertible or exchangeable shares or obligations, and the total minimum amount received or receivable by the Corporation in consideration of the issue or sale of such convertible or exchangeable shares or obligations, plus the total minimum amount of premiums, if any, payable to the Corporation upon exchange or conversion, shall be deemed to be the consideration actually received (as of the date of the issue or sale of such convertible or exchangeable shares or obligations) for the issue or sale of such Common Stock.

               C. In the case of any dividend or other distribution on the Common Stock of the Corporation payable in property, securities of the Corporation, other than Common

Stock or securities of a corporation other than the Corporation, such dividend or other distribution shall be deemed to have been paid or made at a value equal to the fair value of the property or securities so distributed. Any dividend or distribution referred to in this Subsection C shall be deemed to have been paid or made as of the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution, unless such dividend or distribution is not ultimately paid or made.

             D. In determining the amount of consideration received by the Corporation for Common Stock, securities convertible thereinto or exchangeable therefor, or rights or options for the purchase thereof, no deduction shall be made for expenses or underwriting discounts or commissions paid by the Corporation. The Board shall determine in good faith the fair value of the amount of consideration other than money received by the Corporation upon the issue by it of any of its securities. The Board shall also determine in good faith the fair value of any dividend or other distribution made upon Common Stock payable in property, securities of the Corporation other than Common Stock or securities of a corporation other than the Corporation. The Board shall, in case any Common Stock, securities convertible thereinto or exchangeable therefor, or rights or options for the purchase thereof are issued with other stock, securities or assets of the Corporation, determine in good faith what part of the consideration received therefor is applicable to the issue of the Common Stock, securities convertible thereinto or exchangeable therefor, or rights or options for the purchase thereof. Any such determination by the Board shall be conclusive.

             E. If there shall be any change in (i) the price per share for which Common Stock is deliverable upon exercise of the rights or options referred to in Subsection 11(b)A, (ii) the consideration received by the Corporation for such rights or options, (iii) the price per share for which Common Stock is deliverable upon the conversion or exchange of the convertible or exchangeable shares or obligations referred to in Subsection 11(b)B, (iv) the number of shares which may be subscribed for or purchased pursuant to the rights or options referred to in Subsection 11(b)B, or (v) the rate at which the convertible or exchangeable shares or obligations referred to in Subsection
11(b)B are convertible into or exchangeable for Common Stock, then the Conversion Price in effect at the time of such event shall be readjusted to the Conversion Price which would have been in effect at such time had such rights, options, or convertible or exchangeable shares or obligations still outstanding provided for such changed consideration, price per share, number of shares, or rate of conversion or exchange, as the case may be, at the time initially offered, granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

             F. On the expiration of any such right or option referred to in Subsection 11(b)A, or the termination of any such right to convert or exchange the convertible or exchangeable shares or obligations referred to in Subsection 11(b)B (or the purchase by the Corporation and the retirement or cancellation of such right or option or convertible or exchangeable shares or obligations), the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have obtained (i) had the adjustments made upon the issuance or sale of such rights, options or convertible or exchangeable shares or obligations been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion or exchange of such convertible or exchangeable shares or obligations and (ii) had adjustments been made on the basis of the Conversion Price as adjusted under clause (i) for all transactions (which would have affected such adjusted Conversion Price) made after the issuance or sale of such rights, options or convertible or exchangeable shares or obligations.

             G. No readjustments of the Conversion Price pursuant to subsections 10(b)E or F shall be applicable to conversion of Series B Preferred effected prior to the occurrence of the event requiring such readjustment.

     12. CERTIFICATE OF ADJUSTMENT. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly deliver to the Holder a certificate of the Corporation's Chief Financial Officer setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. No failure to give such notice nor any defect therein or in the giving thereof shall affect the validity thereof except to the extent a Holder shall have suffered actual damages as a result thereof. The affidavit of an officer of the Corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

     13. RESERVATION OF SHARES; PAYMENT OF TAXES.

         (a) The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of the Series B Preferred, 150% of such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series B Preferred. The Corporation covenants that all shares of Common Stock which shall be issuable upon conversion of the Series B Preferred shall, at the time of delivery, be duly and validly issued, fully paid, non-assessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Corporation shall promptly pay or discharge, subject to
Section 13(b)).

         (b) The Corporation shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the original issuance (but not the subsequent transfer) of the Series B Preferred, or the issuance or delivery of any shares of Common Stock upon conversion of the Series B Preferred; PROVIDED, HOWEVER, if shares of Common Stock are to be delivered in a name other than the name of the Holder of the certificate representing any Series B Preferred being converted, then no such delivery shall be made unless the person requesting the same has paid to the Corporation the amount of transfer taxes or charges incident thereto, if any.

     14. HOLDERS' PUT.

         (a) In the event that, while any shares of Series B Preferred are outstanding, there is a Change of Control, the Holders of shares of Series B Preferred constituting a majority of the outstanding shares of Series B Preferred shall have an option that is exercisable only one time (the "HOLDERS' PUT"), to require the Corporation to redeem, in whole or in part, out of funds legally available therefor, their shares of Series B Preferred at a price equal to 105% of the Stated Value (the "PUT PRICE") plus accrued and unpaid dividends as of the Put Redemption Date.

         (b) The Holders' Put may be exercised by giving notice to the Corporation of the Holders' intent to require the Corporation to redeem a specified portion of Series B Preferred (the "PUT NOTICE") on the date specified therein (the "PUT REDEMPTION DATE"). The Put Notice shall be given by Holders of a majority of the shares of Series B Preferred outstanding within 10 Business Days after the date the Change of Control is publicly disclosed by the Corporation and notice of the Change of Control has been given to the Holders of Series B Preferred by the Corporation; which notice shall be given by the Corporation by not later than five Business Days after such Change in Control is publicly disclosed by the Corporation. The Put Redemption Date shall not be more than 15 Business Days after the Put Notice is given. The number and names and addresses of the Holders of the shares redeemed shall be as specified in the Put Notice. The Holders giving the Put Notice shall surrender at the principal office of the Corporation, not later than 10 Business Days after giving the Put Notice, the certificate(s) representing not less than the number of shares of Series B Preferred covered by the Put Notice, duly endorsed to the Corporation or in blank; or if such certificate(s) cannot be found, an affidavit of loss and indemnity in customary form.

         (c) On the 5th Business Day following the giving of the Put Notice and the surrender of the certificate(s) representing the Series B Preferred being redeemed, but not earlier than the Put Redemption Date, the Corporation shall deliver a check in the amount of the aggregate Put Price, plus accrued but unpaid dividends, to and in the name of the Holder of the Series B Preferred being redeemed. The Corporation shall cancel the certificate(s) for Series B Preferred upon the surrender thereof and shall execute and deliver with its payment of the Put Price a new certificate for Series B Preferred, representing the balance, if any, of the number of shares evidenced by such certificate(s) not so redeemed.

     15. STATUS OF REACQUIRED SHARES. The shares of Series B Preferred which have been issued and reacquired in any manner by the Corporation shall have the status of authorized and unissued shares of Preferred Stock and may be reclassified and reissued as a part of a new series of Preferred Stock to be created by resolution or resolutions of the Board.

     16. NO FRACTIONAL SHARES. The Corporation shall not be required to issue fractional shares of Common Stock upon any conversion of Series B Preferred but shall pay in lieu thereof an amount in cash equal to the same fraction of the Current Market Price on the Conversion Date or Automatic Conversion Date, as the case may be.

     17. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed given when delivered in person (including by Federal Express or similar service), receipt confirmed, or sent by telecopier, receipt confirmed, addressed as follows:

         if to the Corporation, at the address or telecopier number of its principal executive offices;

         if to the Holder of Series B Preferred, to it at such address or telecopier number as may have been furnished to the Corporation in writing by such Holder;

or, in any case, at such other address or telecopier number as shall have been furnished in writing to the Corporation (in the case of a holder of Series B Preferred) or to the Holders of Series B Preferred (in the case of the Corporation) in accordance with the provisions of this Section.

     18. PROTECTIVE PROVISIONS. The Corporation shall not, without the vote or written consent of the holders of two-thirds of the then-outstanding shares of the Series B Preferred (determined on an as converted basis):

         (a) authorize or issue, or obligate itself to issue, or reclassify any outstanding capital stock of the Corporation into, any other equity security (including any other equity security exercisable for or convertible into an equity security) senior to or on parity with the Series B Preferred as to dividend rights, voting rights or liquidation preferences; PROVIDED, HOWEVER, until the sixth month anniversary of the Closing Date ("6TH MONTH ANNIVERSARY"), the Corporation shall have the right to issue, for gross cash proceeds of up to an amount that equals $10 million minus any gross cash proceeds received by the Corporation, prior to the 6th Month Anniversary, from the issuance of the Additional Securities, any other equity securities of the Corporation that are on a parity with the Series B Preferred as to dividend rights, voting rights and liquidation preferences (together with any warrants or other securities issued in connection therewith, the "OTHER SECURITIES"), provided the Corporation has given each Holder of Series B Preferred, at least five Business Days prior to issuing any of the Other Securities, notice of such proposed issuance that includes the name(s) of the proposed purchaser(s), the kind, amount and purchase price of the Other Securities to be issued and the anticipated date of issuance thereof, and, further provided, that the Corporation thereafter provides the Holders of Series B Preferred such other information regarding the issuance of the Other Securities as any of them shall reasonably require (including, without limitation, drafts and, by not later than the third Business Day following the issuance of the Other Securities, final copies of the transaction documents in connection with the issuance of the Other Securities) and, in addition, until the 25th Business Day following the closing of the sale of the Other Securities, also provides each Holder of Series B Preferred the opportunity to exchange all or a portion of such Holder's shares of Series B Preferred and Warrants that were originally issued to such Holder by the Corporation for an economically equivalent portion of the Other Securities (such equivalence to be based solely on the $10 million of cash proceeds to the Corporation from the sale of all the Series B Preferred and Warrants and the gross cash proceeds to the Corporation from the proposed sale of the Other Securities);

         (b) issue additional shares of Series B Preferred; PROVIDED, HOWEVER, until the 6th Month Anniversary, the Corporation shall have the right to issue, for gross proceeds of up to an amount that equals $10 million minus any gross proceeds received by the Corporation, prior to the 6th Month Anniversary, from the issuance of Other Securities, up to an additional 100,000 shares of Series B Preferred Stock and Warrants (in the form purchased by the Holders of Series B Preferred which purchased the first 100,000 shares of Series B Preferred (the "INITIAL HOLDERS")) (such additional shares of Series B Preferred and Warrants being, collectively, the "ADDITIONAL SECURITIES") on terms and conditions that are not more favorable than, and substantially similar to, the terms and conditions of the Series B Preferred and Warrants purchased by the Initial Holders, provided that, at least five business days prior to such issuance, the Corporation gives notice thereof to the Initial Holders that specifies the name(s) of the proposed purchaser(s); the kind, amount and purchase price of the Additional Securities to be issued; the Initial Conversion Price of the Series B Preferred Stock and the initial exercise price of the Warrants, constituting the Additional Securities; copies of all transaction documents marked to show changes against the transaction documents entered into by the Initial Holders; and, in addition, that confirms the compliance of the terms of sale with this
Section 18(b);

         (c) increase or decrease (other than by conversion) the total number of authorized shares of any series of preferred stock or common stock;

         (d) effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries in one or more related transactions, or any consolidation or merger involving the Corporation or any of its subsidiaries or any reclassification, voluntary liquidation or other change of any stock or recapitalization of the Company;

         (e) declare, redeem or pay any dividend, in cash or in kind, to the holders of the Common Stock;

         (f) incur Indebtedness (as defined below) in excess of $15,000,000;

         (g) effect any substantial alteration (including cessation) of the Company's business;

         (h) amend its Certificate of Incorporation (including this Certificate of Designations) or Bylaws if such amendment would change any of the rights, preferences or privileges provided for herein for the benefit of the Series B Preferred (other than to provide for PARI-PASSU rights, powers, privileges and preferences for Parity Preferred pursuant to Section 18(a));

         (i) effect the liquidation or dissolution of the Company;

         (j) issue any additional capital stock, other than Excluded Shares, or any debt security at a discount to the Current Market Price; or

         (k) agree to any of the foregoing.

         For the purposes of this Section 18, "Indebtedness" shall mean (i) all indebtedness for borrowed money (exclusive of trade payables); (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument;
(v) obligations under forward contracts, future contracts, swaps, options or other financing agreements or arrangements the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices; and (vi) all regardless of whether the indebtedness secured thereby shall have been assumed by the Corporation or is non-recourse to the credit of the Corporation.

     19. ADDITIONAL PROTECTIVE PROVISIONS.

         (a) Notwithstanding anything herein to the contrary, if and to the extent that, on any date (the "Section 16 Determination Date"), the holding by a Holder of shares of the Series B Preferred would result in the Holder's becoming subject to the provisions of Section 16(b) of the Exchange Act by virtue of being deemed the "beneficial owner" of more than 10% of the then outstanding shares of Common Stock, then the Holder shall not have the right, and the Corporation shall not have the obligation, to convert so many of such Holder's shares of Series B Preferred (the "SECTION 16 REDEMPTION SHARES") as shall cause such Holder to be deemed the beneficial owner of more than 10% of the then outstanding shares of Common Stock during the period ending 60 days after the
Section 16 Determination Date. If a federal district court for the district in which a Holder is domiciled, or the federal circuit court of the circuit in which such district is located, or the Supreme Court of the United States (each, a "BINDING COURT") shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than 9.99% of the then outstanding shares of Common Stock for the purposes of Section 16(b), then the Corporation shall, at the option of the Holder exercised by giving written notice to the Corporation, redeem the Section 16 Redemption Shares within 20 Business Days from after the giving of such redemption notice. Upon such redemption, the Section 16 Redemption Shares owned by such Holder shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series B Preferred, and the Holder shall have no interest in or rights under such Section 16 Redemption Shares. Such redemption shall be for cash at a redemption price equal to 105% of the Stated Value of the Section 16 Redemption Shares together with any declared and unpaid dividends to the date of such redemption.

         (b) Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of NASDAQ or the rules of any other stock market, which is the principal trading market for the Common Stock, with which rules the Corporation shall be required to comply, but only to the extent required thereby, the Corporation shall not issue shares of Common Stock (i) upon conversion of any shares of Series B Preferred or (ii) as a dividend on the Series B Preferred, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation (x) upon conversion of shares of the Series B Preferred, (y) upon exercise of the Warrants and (z) in payment of dividends on the Series B Preferred Stock, would equal or exceed 19.99% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Issue Date (the "MAXIMUM ISSUANCE AMOUNT"). In the event that a properly executed Conversion Notice is received by the Corporation which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by (a) converting the number of shares of Series B Preferred stated in the Conversion Notice which is not in excess of the Maximum Issuance Amount and (b) redeeming the remaining number of shares of Series B Preferred stated in the Conversion Notice in cash at a price equal to 120% of the Stated Value thereof, together with all accrued and unpaid dividends on the total number of shares stated in the Conversion Notice.

Notwithstanding the foregoing, the Corporation shall use its best efforts to obtain the approval of its voting stockholders to an issuance of shares of Series B Preferred in excess of the Maximum Issuance Amount and shall notify the holders of the Series B Preferred Stock in writing upon obtaining such approval.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its duly authorized officer on September 22, 2000.

                                EDUCATIONAL VIDEO CONFERENCING, INC.



                                By:/s/Dr. Arol I. Buntzman
                                   -----------------------------------
                                   Dr. Arol I. Buntzman
                                   Chairman and Chief Executive Officer